Exhibit 5.1

Our ref              VSL/741900-000001/25311638v2

TuanChe Limited

9F, Ruihai Building, No. 21 Yangfangdian Road

Haidian District

Beijing, 100038

The People’s Republic of China

23 November 2022

Dear Sirs

TuanChe Limited

We have acted as Cayman Islands legal advisers to TuanChe Limited (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to securities to be issued and sold by the Company from time to time, and the prospectus supplement to the Registration Statement dated 21 November 2022 (the "Prospectus Supplement"), relating to the registered direct offering by the Company of approximately US$15 million by the Company of (a) class A ordinary shares of a par value of US$0.0001 each of the Company (the "Sale Shares") represented by American depositary shares (the "Sale ADSs"), (b) class A ordinary shares of a par value of US$0.0001 each of the Company represented by American depositary shares (the “Warrant ADSs”) issuable upon exercise of the Warrants (as defined below) (the "Warrant Shares"), and (c) class A ordinary shares of a par value of US$0.0001 each of the Company represented by American depositary shares (the “Pre-Funded ADSs”, together with the Warrant ADSs and the Sale ADSs, the “ADSs”) issuable upon exercise of the Pre-Funded Warrants (as defined below) (the "Pre-Funded Warrant Shares", together with the Warrant Shares and the Sale Shares, the "Shares")).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 28 September 2012.

1.2	The seventh amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 19 October 2018 and effective immediately prior to the completion of the Company’s initial public offering of ADSs representing the Shares, , as amended by the special resolution passed at the Company's annual general meeting held on 15 November 2019 and by the special resolution passed at the Company's annual general meeting held on 17 November 2021 (the "Memorandum and Articles").

1.3	The written resolutions of the board of directors of the Company dated 21 November 2022 (the "Resolutions").

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.5	A certificate of good standing dated 7 November 2022, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.6	The Registration Statement.

1.7	The Prospectus Supplement.

1.8	Executed copies of the transaction documents listed in the Schedule (the "Transaction Documents").

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The Transaction Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.4	The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.5	The choice of the laws of the State of New York as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.6	The Company will have sufficient authorised but unissued Shares in its authorised share capital to enable the Company to issue the Shares upon exercise of the Pre Funded Warrants.

2.7	The Company will receive money or money's worth in consideration for the issue of the Shares, and none of the Shares will be issued for less than their par value.

2.8	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.9	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Documents.

2.10	No monies paid to or for the account of any party under the Transaction Documents or any property received or disposed of by any party to the Transaction Documents in each case in connection with the Transaction Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.11	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below

2.12	There is nothing under any law (other than the laws of the Cayman Islands), which would or might affect the opinions set out below. Specifically, we have made no independent investigation of laws of the State of New York.

2.13	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares, the ADSs, the Warrants or the Pre-Funded Warrants.

2.14	The Warrants and the Pre-Funded Warrants will be issued, authenticated and certificated as required in accordance with the provisions of the Securities Purchase Agreement, and certificates representing the Warrants or the Pre-Funded Warrants will have been duly executed, countersigned, registered and delivered in accordance with the provisions of the Securities Purchase Agreement.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$100,000 divided into 1,000,000,000 shares comprising of (i) 800,000,000 Class A Ordinary shares of a nominal or par value of US$0.0001 each, (ii) 60,000,000 Class B Ordinary Shares of a nominal or par value of US$0.0001 each, and (iii) 140,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Memorandum and Articles.

3.3	The execution, issue, delivery and performance of the Transaction Documents, including the issue of the Shares, ADSs, the Warrants or the Pre-Funded Warrants as contemplated by the Registration Statement, have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Transaction Documents by any director of the Company for and on behalf of the Company, the Transaction Documents will have been duly executed, issued and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.4	The issue and allotment of the Shares as contemplated by the Registration Statement (including the Shares underlying the ADSs issuable upon the exercise of the Warrants or the Pre-Funded Warrants) have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.5	The statements under the caption "Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	In this opinion, the phrase "non-assessable" means, with respect to Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.3	Reference in this opinion to a "deposit" of Shares pursuant to the Deposit Agreement means the allotment and issue to the Depositary (or its nominee or custodian) of the Shares by the Company, and the registration of the Depositary (or its nominee or custodian) in the register of members of the Company as the registered holder of such Shares, all for the purpose of enabling the Depositary to issue ADSs representing such Shares.

4.4	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents.

Except as specifically stated herein, we express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties, and we make no comment with regard to warranties or representations that may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Schedule

Transaction Documents

1.	Placement Agent Agreement dated 18 November 2022 between the Company and Aegis Capital Corp. (the "Placement Agent")

2.	Securities Purchase Agreement (the “Securities Purchase Agreement”) dated 18 November 2022 between the Company and the purchasers identified therein (together, the "Purchasers")

3.	Form of warrants to purchase Shares represented by ADSs to be issued by the Company to the purchasers named in the Securities Purchase Agreement (the "Warrants").

4.	Form of the pre-funded warrant to purchase Shares represented by ADSs to be issued by the Company to the purchasers named in the Securities Purchase Agreement (the "Pre-Funded Warrant")

Director's Certificate

TuanChe Limited

November 23, 2022

To:	Maples and Calder (Hong Kong) LLP
26th Floor, Central Plaza
18 Harbour Road
Wanchai
Hong Kong

Dear Sirs

TuanChe Limited (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are otherwise unamended.

2	The Board Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The Company has the authorised and issued share capital as set out in the Registration Statement and the Prospectus and all of the issued shares in the capital of the Company have been duly and validly authorised and issued and are fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares and the Company has received payment therefor).

4	The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or entering into and performing its obligations under the Transaction Documents.

5	The Transaction Documents have been executed and unconditionally delivered by a Director or Officer (as defined in the Board Resolutions) for and on behalf of the Company.

The directors of the Company at the date of the Board Resolutions and at the date hereof were and are as follows:

Wei Wen

Jianchen Sun

Wendy Hayes

Zijing Zhou

Fei Han

6	You have been provided with complete and accurate copies of all minutes of meetings or written resolutions or consents of the Shareholders and directors (or any committee thereof) of the Company (which were duly convened, passed and/or (as the case may be) signed and delivered in accordance with the Memorandum and Articles of Association) and the certificate of incorporation, Memorandum and Articles of Association (as adopted on incorporation and as subsequently amended) and statutory registers of the Company.

7	The Company has not entered into any mortgages and charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Transaction Documents.

8	Prior to, at the time of, and immediately following the execution of the Transaction Documents the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Transaction Documents for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

9	Each director of the Company considers the transactions contemplated by the Registration Statement, the Prospectus and Transaction Documents to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

10	The Company is not subject to the requirements of Part XVIIA of the Companies Act (As Revised).

11	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

12	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	/s/ Wei Wen

Name:	Wei Wen

Title:	Director